EXHIBIT 99.1

T H E W O R L D W I D E L E A D E R I N D I G I T A L P R O J E C T I O N

corporate headquarters

27700B sw parkway avenue

wilsonville

oregon

97070

503.685.8888

800.294.6400

www.infocus.com

Investor Relations Contacts:	Public Relations Contact:
Kyle Ranson	Scott Ballantyne
Chief Executive Officer	Chief Marketing Officer
InFocus Corporation	InFocus Corporation
(503) 685-8576	(503) 685-8923

Roger Rowe

Chief Financial Officer

InFocus Corporation

(503) 685-8609

InFocus® Announces Third Quarter 2005 Financial Results

WILSONVILLE, Ore., October 25, 2005 – InFocus® Corporation (Nasdaq: INFS) today announced its third quarter 2005 financial results.  On a proforma basis, excluding the impact of restructuring, long-lived asset impairment, regulatory assessments, and inventory charges as detailed below, the company posted a net loss of $6.2 million, or $0.16 per share, compared to a net loss of $11.8 million, or $0.30 per share, for the second quarter, and net income of $2.0 million, or $0.05 per share, in the third quarter of 2004.  Proforma gross margins were 12.1 percent on revenues of $130.3 million for the quarter.

Included in the third quarter results were several charges primarily related to the restructuring announced by the company in mid-September.  These charges include:

1.               Inventory and equipment write-downs associated with the exit of the thin display business of $9.2 million included in cost of goods sold;

2.               Excess component inventory costs of $0.5 million related to the company’s contract manufacturing transition from Flextronics included in cost of goods sold;

3.               Other write-downs of inventory to net realizable value of $6.7 million primarily related to remanufactured projectors, service parts, and certain slow moving finished goods also included in cost of goods sold;

4.               Restructuring costs of $6.0 million primarily related to severance for reductions in worldwide headcount; and an

5.               Impairment of long-lived asset charge of $9.8 million, associated with the company’s fixed assets and capitalized intangible assets.

On a reported basis under generally accepted accounting principles, gross margins were negative 0.4 percent, the net loss was $38.3 million and the net loss per share was $0.97 for the third quarter of 2005.  The company also reported total cash and marketable securities at the end of September of $77.5 million, with no debt outstanding.

Quarterly Revenue, Unit, ASP and Gross Margin Comparisons

Third quarter revenues of $130.3 million were down 4 percent compared with second quarter revenues and down 20 percent from revenues in the third quarter of 2004.  Gross margins of negative 0.4 percent in the third quarter decreased from 5.8 percent in the second quarter. Gross margins in both quarters were negatively impacted by inventory and equipment write-downs of $16.4 million and $4.9 million, respectively.  Excluding the impact of these inventory charges, proforma gross margins were 12.1 percent and 9.4 percent for the third and second quarter, respectively.  Overall, average selling prices were flat quarter to quarter as the company focused on improving gross margin levels.  Projector unit shipments were approximately 99,000 units, down about 5% from the prior quarter.

Operating Expenses Comparison Excluding Charges

Operating expenses, exclusive of charges, were $27.2 million for the third quarter of 2005, a decrease of $0.6 million from the second quarter and $4.6 million from the third quarter of 2004.  The reduction is a result of ongoing cost reduction actions being implemented by the company.

Other income for the third quarter was $5.5 million compared to $3.4 million in the second quarter and $5.7 million in the third quarter of 2004.  The realized gain on the sale of marketable securities for the third quarter was $4.3 million compared to $4.2 million in the second quarter.  The company’s share of losses related to SMT was $1.6 million in the third quarter compared to $1.3 million in the second quarter of 2005.

Balance Sheet

Total cash and marketable securities at the end of September were $77.5 million, a decrease of $0.5 million from the end of the second quarter.  Days sales outstanding for the quarter were 49 days.  Inventory levels declined $22.7 million during the quarter to $86.1 million, resulting in improved inventory turns.  As planned during the quarter, the company made an additional $3.5 million investment in SMT, bringing its capital contribution to date to $10.0 million.

Restructuring Update

In mid-September, the company announced a comprehensive restructuring plan as part of an overall initiative to simplify the business with the goal of returning the company to profitability in the first half of 2006.  At that time, the company indicated its goals were to reduce its cost to serve, increase its supply chain efficiency to reduce product costs, and reduce other operating costs with a goal of returning gross margins to between 16 and 18 percent and reduce operating expenses by 20 to 25 percent from reported second quarter 2005 levels. Since the announcement, the management team has initiated a number of actions to simplify the business and reduce costs that are intended to result in a return to profitability in the first half of 2006.

Specifically, the following actions are being taken:

1.               Concentration of sales and marketing resources on the largest and most profitable geographies worldwide;

2.               Focus in the Americas on the most profitable and highest growth channels including retail, PC distribution, and direct fulfilled customers;

3.               Consolidation of worldwide marketing efforts resulting in synergies among previously dispersed activities;

4.               Completing our contract manufacturing transition from Flextronics to South Mountain Technologies and Foxconn in the fourth quarter. They both join our existing contract manufacturing partner, Funai Electric, allowing for low cost, high quality contract manufacturing as we bring new products to market in 2006;

5.               Improving velocity in the supply chain;

6.               Back office function and facilities consolidations; and

7.               Reducing total employee costs through 15% worldwide headcount reductions.

Outlook for Q4 2005

The fourth quarter is a transitional quarter as the company executes aggressively on its restructuring plans implementing the required changes to put the company in a position to achieve its goal of returning to profitability in the first half of 2006.  The following factors are expected to influence fourth quarter revenues and gross margins:

1.               Continued aggressive price competition across the industry;

2.               Managing product transitions to make way for new product introductions in the first half of 2006;

3.               Competition in retail for consumer spending during the holiday buying season;

4.               End of year buying from businesses across the globe providing an opportunity for seasonal growth;

5.               Good availability of high volume products; and

6.               Entering the quarter with appropriate levels of channel inventory across major channel partners.

The company expects a reduction in reported operating expenses in the fourth quarter as it implements restructuring initiatives, offset somewhat by certain incremental costs associated with these actions.  The majority of the cost reduction benefits related to the actions being taken are expected to begin showing up in operating expense run rates in early 2006.

Given the difficulty of predicting financial results due to major shifts in the company’s business model and markets due to its restructuring activities, the company is not giving specific financial guidance for future periods at this time.

“Our mission is clear.  We must restructure the business to achieve profitability as quickly as possible and we have taken the immediate steps needed to accomplish this goal,” stated Kyle Ranson, President and CEO.  “We are implementing actions that will make us a simpler, focused, cost effective, and ultimately a profitable company.  While some of these decisions and actions may limit short term revenue growth opportunities, they are required to deliver a healthy core business,” concluded Ranson.

Reconciliation of GAAP and Pro Forma Information

The company has recorded non-recurring charges that are excluded from operating expenses and earnings for comparative purposes.  In accordance with SEC FR-59, we have attached a Statement of Reconciliation of GAAP Earnings.

Conference Call Information

The company will hold a conference call today at 11:00 a.m. eastern time. The session will include brief remarks and a question and answer period. The conference can be accessed by calling (866) 904-2211 (U.S. participants) or (416) 641-2145 (outside U.S. participants), or via live audio Web cast at www.infocus.com.  Upon completion of the call, the Web cast will be archived and accessible on our website for individuals unable to listen to the live telecast.  The conference call replay will also be available through October 29, 2005 by calling (888) 509-0081 (U.S.) or (416) 695-5275 (outside U.S.).  A Pin # is not required.

Forward-Looking Statements

This press release includes forward-looking statements, including statements related to anticipated revenues, gross margins, expenses, earnings, availability of components and subassemblies manufactured for the company, inventory, backlog, and new product introductions.  Also included are forward-looking statements regarding the results and charges associated with restructuring of the company’s business to reduce its overall cost structure and other changes to the business resulting in a more focused, cost effective company.  Investors are cautioned that all forward-looking statements involve risks and uncertainties and several factors could cause actual results to differ materially from those in the forward-looking statements.  The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: 1) in regard to revenues, gross margins, inventory and earnings, uncertainties associated with market acceptance of and demand for the company’s products, the impact competitive and economic factors have on business buying decisions, dependence on third party suppliers, the impact of regulatory actions by authorities in the markets we serve, the impact of potential fines and/or sanctions imposed as a result of our recent self disclosure regarding infractions of U.S export law, and commencement of operations and initial product shipments by our newly formed joint venture with TCL Corporation; 2) in regard to product availability and backlog, uncertainties associated with manufacturing capabilities, uncertainties associated with our transition from Flextronics to new contract manufacturing partners, availability of critical components, and dependence on third party suppliers; 3) in regard to new product introductions, ability of the company to make timely delivery of new platforms, uncertainties associated with the development of technology, uncertainties with product quality and availability with the transition to offshore contract manufacturing and the establishment of full manufacturing capabilities, dependence on third party suppliers and intellectual property rights; and 4) in regard to the company’s restructuring plan, uncertainties associated with the impact on revenues and gross margins of plans to focus efforts on certain geographies and sales channels and the ability to execute the transitions planned in the desired time frames based on the scale of actions planned.  Investors are directed to the company’s filings with the Securities and Exchange Commission, including the company’s 2004 Form 10-K, which are available from the company without charge, for a more complete description of the risks and uncertainties relating to forward-looking statements made by the company as well as to other aspects of the company’s business.  The forward-looking statements contained in this press release speak only as of the date on which they are made and the company does not undertake any obligation to update any forward looking statements to reflect events or circumstances after the date of this press release.

About InFocus Corporation

InFocus® Corporation (Nasdaq: INFS) is the industry pioneer and worldwide leader in the projection market today. Nearly twenty years of experience and engineering breakthroughs are at work here, constantly improving what you see in the marketplace, and delivering immersive audio visual impact in home entertainment, business and education environments.  Being the inventor and leader is simply a great bonus of making the presentation of ideas, information, and entertainment a vivid, unforgettable experience.

InFocus Corporation’s global headquarters are located in Wilsonville, Oregon, USA, with regional offices in Europe and Asia. For more information, visit the InFocus Corporation web site at www.infocus.com or contact the company toll-free at 800.294.6400 (U.S. and Canada) or 503.685.8888 worldwide.

###

InFocus, Proxima, LiteShow and LP are registered trademarks and ASK, ScreenPlay, and The Big Picture are trademarks of InFocus Corporation.  Digital Light Processing” and “DLP” are trademarks of Texas Instruments.

InFocus Corporation

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004

Revenues	$130,321	$162,183	$403,169	$469,861
Cost of revenues	130,858	134,406	385,881	387,683
Gross margin (loss)	$(537)	$27,777	$17,288	$82,178

Operating expenses:
Marketing and sales	15,938	18,663	49,763	53,541
Research and development	5,261	6,929	16,279	21,450
General and administrative	6,017	6,205	17,788	17,079
Restructuring costs	5,950	—	12,000	450
Impairment of long-lived assets	9,813	—	9,813
Regulatory assessments	—	—	1,600	—
	$42,979	$31,797	$107,243	$92,520

Loss from operations	$(43,516)	$(4,020)	$(89,955)	$(10,342)

Other income, net	5,460	5,740	18,725	7,889
Income (loss) before income taxes	(38,056)	1,720	(71,230)	(2,453)
Provision (benefit) for income taxes	274	—	649	(150)
Net income (loss)	$(38,330)	$1,720	$(71,879)	$(2,303)

Basic earnings (loss) per share	$(0.97)	$0.04	$(1.81)	$(0.06)

Diluted earnings (loss) per share	$(0.97)	$0.04	$(1.81)	$(0.06)

Basis shares outstanding	39,595	39,612	39,605	39,585

Fully diluted shares outstanding	39,595	40,346	39,605	39,585

InFocus Corporation

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30,	December 31,
	2005	2004

Assets
Current Assets:
Cash and cash equivalents	$46,982	$17,032
Marketable securities	4,646	26,291
Restricted cash, cash equivalents, and marketable securities	25,499	23,316
Accounts receivable, net of allowances	71,126	105,811
Inventories	86,104	155,106
Land held for sale	4,469	—
Other current assets	27,464	26,923
Total Current Assets	266,290	354,479

Restricted marketable securities	357	2,829
Property and equipment, net	751	16,747
Other assets, net	17,702	9,818
Total Assets	$285,100	$383,873

Liabilities and Shareholders’ Equity
Current Liabilities:
Short-term borrowings	$—	$16,198
Accounts payable	74,321	64,917
Other current liabilities	40,948	33,158
Total Current Liabilities	115,269	114,273

Other Long-Term Liabilities	3,046	2,967

Shareholders’ Equity:
Common stock and additional paid-in capital	166,131	165,612
Other comprehensive income:
Foreign currency translation	25,612	35,359
Unrealized gain on equity securities	3,051	21,792
Retained earnings (accumulated deficit)	(28,009)	43,870

Total Shareholders’ Equity	166,785	266,633

Total Liabilities and Shareholders’ Equity	$285,100	$383,873

InFocus Corporation

Reconciliation of GAAP Earnings

(In millions, except per share amounts)

(Unaudited)

	Third Quarter 2005					Second Quarter 2005
	Net Loss	Net Loss Per Share	Operating Expenses	Gross Margin (loss)	Gross Margin %	Net Loss	Net Loss Per Share	Operating Expenses	Gross Margin	Gross Margin %

GAAP	$(38,330)	$(0.97)	$42,979	$(537)	-0.4%	$(19,570)	$(0.49)	$30,785	$7,876	5.8%

Adjustments:

Restructuring charges, net of income taxes	$5,950	$0.15	$(5,950)	—	—	$1,350	$0.03	$(1,350)	—	—

Impairment of long-lived assets, net of income taxes	$9,813	$0.25	$(9,813)	—	—	$—	—	—	—	—

Inventory write-downs, net of income taxes	$16,370	$0.41	—	$16,370	12.6%	$4,866	0.12	—	$4,866	3.6%

Regulatory assessments, net of income taxes	—	—	—	—	—	$1,600	$0.04	$(1,600)	—	—

Proforma excluding non-recurring adjustments	$(6,197)	$(0.16)	$27,216	$15,833	12.1%	$(11,754)	$(0.30)	$27,835	$12,742	9.4%

	Third Quarter 2005					Third Quarter 2004
	Net Loss	Net Loss Per Share	Operating Expenses	Gross Margin (loss)	Gross Margin %	Net Income	Net Income Per Share	Operating Expenses	Gross Margin	Gross Margin %

GAAP	$(38,330)	$(0.97)	$42,979	$(537)	-0.4%	$1,720	$0.04	$31,797	$27,777	17.1%

Adjustments:

Restructuring charges, net of income taxes	$5,950	$0.15	$(5,950)	—	—	—	—	—	—	—

Impairment of long-lived assets, net of income taxes	$9,813	$0.25	$(9,813)	—	—	—	—	—	—	—

Inventory write-downs, net of income taxes	$16,370	$0.41	—	$16,370	12.6%	$283	$0.01	—	$283	0.2%

Proforma excluding non-recurring adjustments	$(6,197)	$(0.16)	$27,216	$15,833	12.1%	$2,003	$0.05	$31,797	28,060	17.3%

	Year-to-Date 2005					Year-to-Date 2004
	Net Loss	Net Loss Per Share	Operating Expenses	Gross Margin	Gross Margin %	Net Loss	Net Loss Per Share	Operating Expenses	Gross Margin	Gross Margin %

GAAP	$(71,879)	$(1.81)	$107,243	$17,288	4.3%	$(2,303)	$(0.06)	$92,520	$82,178	17.5%

Adjustments:

Restructuring charges, net of income taxes	$12,000	$0.30	$(12,000)	—	—	$450	$0.01	$(450)	—	—

Impairment of long-lived assets, net of income taxes	$9,813	$0.25	$(9,813)	—	—	—	—	—	—	—

Inventory write-downs, net of income taxes	$24,788	$0.63	—	$24,788	6.1%	$4,662	0.12	—	$4,662	1.0%

Regulatory assessments, net of income taxes	$1,600	$0.04	$(1,600)	—	—	—	—	—	—	—

Proforma excluding non-recurring adjustments	$(23,678)	$(0.60)	$83,830	$42,076	10.4%	$2,809	$(0.05)	$92,070	$86,840	18.5%